Exhibit 99.1
Contact:
Jeff Misakian
Vice President, Investor Relations
(562) 552-9417
jmisakian@go2uti.com
UTi WORLDWIDE REPORTS FISCAL 2011
FIRST QUARTER RESULTS
Long Beach, Calif., June 3, 2010 — UTi Worldwide Inc. (NASDAQ: UTIW) today reported financial results for its fiscal 2011 first quarter ended April 30, 2010.
Fiscal First Quarter 2011 vs. 2010 Results:
•	Revenues were $1,055.2 million, an increase of 37 percent from $768.4 million.

•	Net revenues (revenues minus purchased transportation costs) were $365.7 million, an increase of 18 percent from $309.5 million.

•	Operating income was $19.0 million, a six percent increase from $17.9 million.

•	Net income attributable to UTi Worldwide Inc. was $10.1 million, or $0.10 per diluted share, compared to $9.8 million, or $0.10 per diluted share.
Eric W. Kirchner, chief executive officer, said, “Airfreight and ocean freight volumes grew significantly in the first quarter in a stronger market than we saw in the same period last year. Both air and ocean volumes in the first quarter were very close to those seen in the same quarter two years ago, before the market downturn. Although the exceptional volume growth drove a substantial increase in revenue, our freight forwarding results were constrained by yield pressure caused by very tight capacity and higher transportation rates. We are adjusting our pricing to reflect these higher rates; yet rates continue to be volatile on many trade lanes. It is difficult to predict when yields will stabilize, as it will depend on the future rate and capacity environment and our continued ability to adjust pricing. We are intent on achieving our targeted margins, which may adversely impact volume growth in future months. However, we maintain our goal of growing faster than the market.
“We are particularly pleased with the performance of our contract logistics and distribution business, which reported good revenue growth and margin improvement. Client volumes improved in the quarter, particularly in retail and consumer markets, and we continue to manage our operations more efficiently. Our transformation initiatives remain on schedule and we are making good progress in all areas.”
Revenues increased 37 percent in the 2011 fiscal first quarter compared to the prior-year first quarter primarily due to the higher airfreight and ocean freight volumes. Net revenues increased 18 percent, less than the revenue increase, principally because of yield pressure. Currency fluctuations also benefited both revenue and net revenue growth in the quarter. On an organic, constant currency basis, adjusted net revenues increased seven percent compared to the first quarter last year.

Operating expenses in the first quarter of fiscal 2011, excluding purchased transportation costs, were $346.8 million, an increase of 19 percent compared to the same period last year. The increase primarily reflects expenses associated with revenue growth and currency fluctuations. The impact from currency fluctuations increased operating expenses by $30.9 million. On an organic, constant currency basis, operating expenses in the fiscal 2011 first quarter were eight percent higher than the same period last year. Included in operating expenses in the prior-year first quarter were restructuring costs of $1.2 million and severance and other charges of $5.2 million. This was offset by a $6.3 million gain on the sale of property, which was recorded in the corporate segment.
The company reported operating income in the fiscal 2011 first quarter of $19.0 million, which represented 5.2 percent of net revenues. This compares to operating income in the year-ago first quarter of $17.9 million, or 5.8 percent of net revenues. The decline in the operating margin was primarily due to the yield pressure in freight forwarding as well as changes in the overall business mix.
Investor Conference Call:
UTi management will host an investor conference call today, June 3, 2010, at 8:00 a.m. PDT (11:00 a.m. EDT) to review the company’s financials and operations for the fiscal 2011 first quarter. Investment professionals are invited to participate in the live call by dialing 877-941-8609 (domestic) or 480-629-9818 (international) using conference ID 4306341. The call will be open to all interested investors through a live, listen-only audio Internet broadcast at www.go2uti.com and www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for one year at both Web sites. A telephonic playback of the conference call also will be available from approximately 11:00 a.m. PDT, today, through June 6, 2010, by calling 800-406-7325 (domestic) or 303-590-3030 (international) and using replay passcode 4306341.
About UTi Worldwide:
UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers, and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ supply chains.

Use of Non-GAAP Financial Information:
This press release includes “non-GAAP financial measures” within the meaning of the Securities and Exchange Commission rules. UTi believes that meaningful analysis of its financial performance requires an understanding of the factors underlying that performance and the company’s judgments about the likelihood that particular factors will repeat. Short-term patterns and long-term trends may be obscured by the impact of certain items. For this reason, the company has referred to organic, constant-currency revenue and net revenue growth, which are adjusted to exclude the impact of dispositions and acquisitions made since the beginning of the comparative period and the impact of currency fluctuations between comparable periods; and to organic, constant-currency operating expenses, which are adjusted to exclude purchased transportation costs and the impact of currency fluctuations between comparable periods. This information is among the information the company uses as a basis for evaluating company performance on a comparable basis over time, allocating resources and planning and forecasting of future periods. The company has also provided this information because such adjustments make performance information more comparable to prior disclosures for investors, and may enhance the ability of investors to analyze the company’s performance. This information is not intended to be considered in isolation or as a substitute for, or superior to, the relevant measures prepared and presented in accordance with U.S. GAAP. For more information on these non-GAAP financial measures, please see the tables at the end of this press release.
Safe Harbor Statement:
Certain statements in this news release may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The company intends that all such statements be subject to the “safe-harbor” provisions contained in those sections. Such forward-looking statements may include, but are not limited to, the company’s discussion of the macroeconomic environment, its efforts to implement pricing adjustments and the anticipated impact thereof, yield expectations and the potential impact of efforts to achieve targeted margins, efforts to transform the business and the expected impact and timing thereof, the company’s goal regarding future growth rates, and the outlook for the future and other statements not of an historical nature. Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including but not limited to the economic volatility that has materially impacted trade volumes, transportation capacity, pricing dynamics and overall margins; the financial condition of many of the company’s customers; the impact of sharply rising freight transportation rates on the company’s net revenue; planned or unplanned consequences of the company’s sales initiatives, procurement initiatives and business transformation efforts; the demand for the company’s services; the impact of cost reduction measures undertaken by the company; integration risks associated with acquisitions; increased competition; the impact of volatile fuel costs and changes in foreign exchange rates; changes in the company’s effective tax rates; industry consolidation making it more difficult to compete against larger companies; general economic, political and market conditions, including those in Africa, Asia and EMENA; work stoppages or slowdowns or other material interruptions in transportation services; risks of international operations; risks associated with, and costs and expenses the company will incur as a result of, the ongoing publicly announced U.S. Department of Justice and other governmental investigations into the pricing practices of the air cargo transportation industry and other similar or related investigations and lawsuits; the success and effects of new strategies and of the realignment of the company’s executive management structure; disruptions caused by epidemics, conflicts, wars and terrorism; and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. Although UTi believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, the company cannot assure the reader that the results contemplated in forward-looking statements will be realized in the timeframe anticipated or at all. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by UTi or any other person that UTi’s objectives or plans will be achieved. Accordingly, investors are cautioned not to place undue reliance on the company’s forward-looking statements. UTi undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
# # #
(Tables Follow)

UTi Worldwide Inc.
Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three months ended
	April 30,
	2010	2009
	(Unaudited)	(Unaudited)
Revenues:
Airfreight forwarding	$367,692	$239,288
Ocean freight forwarding	271,832	192,066
Customs brokerage	25,435	19,949
Contract logistics	177,010	142,926
Distribution	117,374	98,500
Other	95,813	75,627

Total revenues	1,055,156	768,356

Operating expenses:
Purchased transportation costs:
Airfreight forwarding	293,542	175,356
Ocean freight forwarding	227,186	152,410
Customs brokerage	1,570	1,118
Contract logistics	35,723	23,391
Distribution	79,117	66,499
Other	52,270	40,075

Staff costs	207,001	175,803
Depreciation	11,412	9,854
Amortization of intangible assets	3,344	2,637
Restructuring charges	—	1,231
Other operating expenses	125,039	102,130

Total operating expenses	1,036,204	750,504

Operating income	18,952	17,852
Interest expense, net	(4,119)	(3,453)
Other income/(expense), net	844	(202)

Pretax income	15,677	14,197
Provision for income taxes	4,936	4,317

Net income	10,741	9,880
Net income attributable to noncontrolling interests	667	35

Net income attributable to UTi Worldwide Inc.	$10,074	$9,845

Basic earnings per common share attributable to UTi Worldwide Inc. common shareholders	$0.10	$0.10

Diluted earnings per common share attributable to UTi Worldwide Inc. common shareholders	$0.10	$0.10

Number of weighted-average common shares outstanding used for per share calculations
Basic shares	100,071,923	99,659,276
Diluted shares	101,528,328	100,845,303

UTi Worldwide Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	April 30,	January 31,
	2010	2010
	(Unaudited)
Assets

Cash and cash equivalents	$340,721	$350,784
Trade receivables, net	808,719	727,413
Deferred income taxes	17,495	16,917
Other current assets	117,896	111,575

Total current assets	1,284,831	1,206,689

Property, plant and equipment, net	180,512	180,422
Goodwill and other intangible assets, net	487,920	486,973
Investments	1,025	1,717
Deferred income taxes	31,577	31,815
Other non-current assets	30,951	29,430

Total assets	$2,016,816	$1,937,046

Liabilities & Equity

Bank lines of credit	$123,785	$100,653
Short-term borrowings	10,272	8,032
Current portion of long-term borrowings	69,966	69,934
Current portion of capital lease obligations	16,534	16,832
Trade payables and other accrued liabilities	762,280	731,518
Income taxes payable	4,527	1,929
Deferred income taxes	3,324	3,503

Total current liabilities	990,688	932,401

Long-term borrowings, excluding current portion	98,954	99,097
Capital lease obligations, excluding current portion	22,921	23,892
Deferred income taxes	32,546	32,874
Retirement fund obligations	6,629	8,123
Other non-current liabilities	27,497	26,377

Commitments and contingencies

UTi Worldwide Inc. shareholders’ equity:
Common stock	469,854	464,731
Retained earnings	383,622	373,548
Accumulated other comprehensive loss	(40,292)	(46,904)

Total UTi Worldwide Inc. shareholders’ equity	813,184	791,375
Noncontrolling interests	24,397	22,907

Total equity	837,581	814,282

Total liabilities and equity	$2,016,816	$1,937,046

UTi Worldwide Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	April 30,
	2010	2009
	(Unaudited)

Operating Activities:
Net income	$10,741	$9,880
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Share-based compensation costs, net	1,683	2,471
Depreciation	11,412	9,854
Amortization of intangible assets	3,344	2,637
Amortization of debt issuance costs	713	—
Restructuring charges	—	761
Deferred income taxes	(859)	2,593
Uncertain tax positions	145	—
Tax benefit relating to share-based compensation	1,369	640
Excess tax benefit from share-based compensation	(251)	—
Loss/(gain) on disposal of property, plant and equipment	32	(6,635)
Provision for doubtful accounts	730	399
Other	239	(1,227)
Net changes in operating assets and liabilities	(57,778)	(6,548)

Net cash (used in)/provided by operating activities	(28,480)	14,825

Investing Activities:
Purchases of property, plant and equipment	(5,651)	(7,083)
Proceeds from disposal of property, plant and equipment	488	9,056
Net increase in other non-current assets	(781)	(1,214)
Acquisitions and contingent earn-out payments	—	(1,178)
Other	(95)	416

Net cash used in investing activities	(6,039)	(3)

Financing Activities:
Increase/(decrease) in borrowings under bank lines of credit	23,257	(21,510)
Net increase/(decrease) in short-term borrowings	963	(1,018)
Proceeds from issuance of long-term borrowings	55	1,498
Repayment of long-term borrowings	(300)	(60)
Repayment of capital lease obligations	(7,086)	(5,042)
Dividends paid to noncontrolling interests	(34)	(202)
Net proceeds from issuance of ordinary shares	3,189	235
Excess tax benefit from share-based compensation	251	—

Net cash provided by/(used in) financing activities	20,295	(26,099)

Effect of foreign exchange rate changes on cash and cash equivalents	4,161	15,377

Net (decrease)/increase in cash and cash equivalents	(10,063)	4,100
Cash and cash equivalents at beginning of period	350,784	256,869

Cash and cash equivalents at end of period	$340,721	$260,969

UTi Worldwide Inc.
Segment Reporting
(in thousands)
(Unaudited)

	Three months ended April 30, 2010
		Contract
	Freight	Logistics and
	Forwarding	Distribution	Corporate	Total

Revenues	$721,774	$333,382	$—	$1,055,156

Purchased transportation costs	562,335	127,073	—	689,408
Staff costs	94,390	106,977	5,634	207,001
Depreciation	3,832	7,228	352	11,412
Amortization of intangible assets	1,030	2,314	—	3,344
Other operating expenses	46,370	73,024	5,645	125,039

Total operating expenses	707,957	316,616	11,631	1,036,204

Operating income/(loss)	$13,817	$16,766	$(11,631)	18,952

Interest expense, net				(4,119)
Other income, net				844

Pretax income				15,677
Provision for income taxes				4,936

Net income				10,741
Net income attributable to noncontrolling interests				667

Net income attributable to UTi Worldwide Inc.				$10,074

UTi Worldwide Inc.
Segment Reporting
(in thousands)
(Unaudited)

	Three months ended April 30, 2009
		Contract
	Freight	Logistics and
	Forwarding	Distribution	Corporate	Total

Revenues	$493,590	$274,766	$—	$768,356

Purchased transportation costs	359,364	99,485	—	458,849
Staff costs	80,905	91,378	3,520	175,803
Depreciation	3,627	6,128	99	9,854
Amortization of intangible assets	826	1,811	—	2,637
Restructuring costs	—	—	1,231	1,231
Other operating expenses	37,865	65,491	(1,226)	102,130

Total operating expenses	482,587	264,293	3,624	750,504

Operating income/(loss)	$11,003	$10,473	$(3,624)	17,852

Interest expense, net				(3,453)
Other expense, net				(202)

Pretax income				14,197
Provision for income taxes				4,317

Net income				9,880
Net income attributable to noncontrolling interests				35

Net income attributable to UTi Worldwide Inc.				$9,845

Geographic Reporting
(in thousands)
(Unaudited)

	Three months ended April 30, 2010
				Contract
		Contract		Logistics
		Logistics	Freight	and
	Freight	and	Forwarding	Distribution
	Forwarding	Distribution	Net	Net	Operating
	Revenue	Revenue	Revenue	Revenue	Income/(Loss)

EMENA	$230,394	$65,194	$58,813	$39,649	$2,787
Americas	150,100	173,304	40,772	90,531	4,888
Asia Pacific	255,062	9,187	38,737	6,620	8,885
Africa	86,218	85,697	21,117	69,509	14,023
Corporate	—	—	—	—	(11,631)

Total	$721,774	$333,382	$159,439	$206,309	$18,952

	Three months ended April 30, 2009
				Contract
		Contract		Logistics
		Logistics	Freight	and
	Freight	and	Forwarding	Distribution
	Forwarding	Distribution	Net	Net	Operating
	Revenue	Revenue	Revenue	Revenue	Income/(Loss)

EMENA	$183,832	$53,556	$50,786	$36,887	$(1,329)
Americas	106,088	151,945	34,065	85,390	3,127
Asia Pacific	145,515	7,309	33,314	5,172	8,045
Africa	58,155	61,956	16,061	47,832	11,633
Corporate	—	—	—	—	(3,624)

Total	$493,590	$274,766	$134,226	$175,281	$17,852

UTi Worldwide Inc.
Revenue Growth Reconciliation
(in thousands)
(Unaudited)
Set forth below is a reconciliation of our organic growth in our revenues and net revenues over the corresponding prior-year period.

	Revenues		Net Revenues

Three months ended April 30, 2009	$768,356		$309,507
Add: Acquisitions impact (1)	3,161	—%	423	—%

Add: Currency impact (2)	77,571	10%	33,183	11%

Organic growth	206,068	27%	22,635	7%

Three months ended April 30, 2010	$1,055,156		$365,748

(1)	Relates to revenues in the current period for businesses acquired from May 2009.

(2)
Represents the fluctuations in foreign currency exchange rates when balances are translated on constant currency basis into U.S. dollars. The company makes constant currency computations using actual results computed at the foreign currency exchange rates for the comparative prior period.

UTi Worldwide Inc.
Total Operating Expense Reconciliation
(in thousands)
(Unaudited)
Set forth below is a reconciliation of our organic growth in our operating expenses over the corresponding prior-year period.

	Three months ended
	April 30, 2010	April 30, 2009

Total operating expenses	$1,036,204	$750,504
Less: Purchased transportation costs	689,408	458,849

Adjusted operating expenses	$346,796	291,655

Reconciliation of adjusted operating expenses
Add: Acquisition impact (3)		317	—%

Add: Currency impact (4)		30,886	11%

Add: Organic impact		23,938	8%

Adjusted operating expenses at three months ended April 30, 2010		$346,796

(3)	Relates to operating expenses in the current period for businesses acquired from May 2009.

(4)
Represents the fluctuations in foreign currency exchange rates when balances are translated on constant currency basis into U.S. dollars. The company makes constant currency computations using actual results computed at the foreign currency exchange rates for the comparative prior period.